As filed with the Securities and Exchange Commission on May 13, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MISONIX, INC.

(Exact name of registrant as specified in its charter)

New York	11-2148932
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

1938 New Highway

Farmingdale, New York 11735

(Address of Principal Executive Offices) (Zip Code)

MISONIX, INC. 2012 EMPLOYEE EQUITY INCENTIVE PLAN

MISONIX, INC. 2012 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

(Full title of the plan)

Michael A. McManus, Jr.

Chairman, President and Chief Executive Officer

MISONIX, INC.

1938 New Highway

Farmingdale, New York 11735

(Name and address of agent for service)

(631) 694-9555
(Telephone number, including area code, of agent for service)

Copies to:

Joel I. Frank, Esq.

Wilk Auslander LLP

1515 Broadway

New York, New York 10036

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐	Large accelerated filer
☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)
☒	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of
to be registered	registered (1)	offering price	aggregate offering	registration
		per share (2)	price (1, 2)	fee

Common stock, par value $.01 per share	700,000	$6.62	$4,634,000	$632.08

(1)	Represents the maximum number of shares of Common Stock issuable under the (i) MISONIX, INC. 2012 Employee Equity Incentive Plan and (ii) MISONIX, INC. 2012 Non-Employee Director Stock Option Plan (collectively, the “Plans”).

(2)	Based on a per share exercise price of $6.62 per share and is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”). The price per share is estimated based on the average of the high and low sale prices for the common stock, par value $.01 per share (“Common Stock”), of MISONIX, INC. (the “Company”) on May 9, 2013, as reported on The NASDAQ Stock Market LLC.

______________________________

This registration statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933 and Rule 462 thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)          The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the note to Part I of Form S-8. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)          Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants in the Plans pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Richard A. Zaremba, the Company’s Secretary, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company under File No. 001-10986, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(1)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (Registration No. 1-10986) filed with the Commission on January 22, 1992 under Section 12 of the Exchange Act.

(2)	The Company’s Annual Report on Form 10—K for the year ended June 30, 2012, filed with the Commission on September 20, 2012.

(3)	The Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2012 filed with the Commission on November 6, 2012, Quarterly Report on Form 10-Q for the three months ended December 31, 2012 filed with the Commission on February 7, 2013 and Quarterly Report on Form 10-Q for the three months ended March 31, 2013 filed with the Commission on May 10, 2013.

(4)	The Company’s Current Report on Form 8-K filed with the Commission on November 7, 2012, Current Report on Form 8-K filed with the Commission on February 8, 2013 and Current Report on Form 8-K filed with the Commission on May 10, 2013.

All documents filed or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post—effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 722 of the New York Business Corporation Law (“BCL”) permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 723 of the BCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 721 of the BCL provides that the indemnification and advancement of expense provisions contained in the BCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Section 724 of the BCL provides that a person who is entitled to indemnification may seek such indemnification in court. Section 725 of the BCL provides that expenses which were advanced to a person in defending a civil or criminal action in connection with services performed as an officer and director shall be returned if it is ultimately determined that such person was not entitled to indemnification. Section 726 of the BCL provides that a corporation has the power to purchase and maintain insurance to cover claims for indemnification.

Article Seventh of the Registrant's Certificate of Incorporation provides, in general, that the Registrant may indemnify, to the fullest extent permitted by applicable law, every person threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was an officer or director or was serving at the request of the Registrant as a director, officer, employee, agent or trustee of another corporation, business, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses, judgments, fines and amounts paid in settlement in connection with such suit or proceeding. Article Seventh of the Certificate of Incorporation also provides that the Registrant may indemnify and advance expenses to those persons as authorized by resolutions of a majority of the Board of Directors or shareholders, agreement, directors' or officers' liability insurance policies, or any other form of indemnification agreement.

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In accordance with that provision of the Certificate of Incorporation, the Registrant shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the Registrant's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred as a result of such action or proceeding. Indemnification would not be available under Article Seventh of the Certificate of Incorporation if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Article Seventh of the Certificate of Incorporation further stipulates that the rights granted therein are contractual in nature.

At present, there is no pending litigation or other proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit

Number	Description

4.1	Restated Certificate of Incorporation of the Company (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on February 26, 2010).

4.2	By-Laws of the Company (incorporated by reference from the Company's Current Report on Form 8-K filed on April 9, 2008).

4.3	Specimen Common Share certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, File No. 33-43585, dated October 24, 1991).

5	Opinion of Wilk Auslander LLP regarding the legality of the securities being registered.*

23.1	Consent of Wilk Auslander LLP to the filing of its opinion (included in Exhibit 5).*

23.2	Consent of Grant Thornton LLP to the incorporation by reference of their report on the consolidated financial statements included in the Company’s Annual Report on Form 10-K for its fiscal year ended June 30, 2012.*

* Filed herewith

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24	Power of Attorney (included on the signature page of this Registration Statement).*

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes to:

(1)          File, during any period in which offers or sales are being made, a post—effective amendment to this registration statement to:

(i)           Include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii)          Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) of this section do not apply if the information required to be included in a post—effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post—effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post—effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

* Filed herewith

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(h)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S—8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmingdale, State of New York, on May 13, 2013.

MISONIX, INC.

/s/ Michael A. McManus, Jr.
Name:	Michael A. McManus, Jr.
Title:	Chairman, President and
Chief Executive Officer

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. McManus, Jr. and Richard Zaremba, and each of them severally, his true and lawful attorney—in—fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act and any rules, regulations and requirements of the Commission in connection with this registration statement on Form S—8 and any and all amendments hereto, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys—in—fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Michael A. McManus, Jr. Michael A. McManus, Jr.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	May 13, 2013
/s/ Richard A. Zaremba Richard A. Zaremba	Senior Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Principal Accounting Officer)	May 13, 2013
/s/ Howard Alliger Howard Alliger	Director	May 13, 2013
/s/ John W. Gildea John W. Gileda	Director	May 13, 2013
/s/ Charles Miner III Dr. Charles Miner III	Director	May 13, 2013
/s/ T. Guy Minetti T. Guy Minetti	Director	May 13, 2013
/s/ Thomas F. O’Neill Thomas F. O’Neill	Director	May 13, 2013
/s/ Stavros Vizirgianakis Stavros Vizirgianakis	Director	May 13, 2013

EXHIBIT INDEX

Exhibit

Number	Description

5	Opinion of Wilk Auslander LLP regarding the legality of the securities being registered.

23.1	Consent of Wilk Auslander LLP to the filing of its opinion (included in Exhibit 5).

23.2	Consent of Grant Thornton LLP to the incorporation by reference of their report on the consolidated financial statements included in the Company’s Annual Report on Form 10-K for its fiscal year ended June 30, 2012.

24	Power of Attorney (included on the signature page of this Registration Statement).